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                                                                    Exhibit 99.4

                   CIT EQUIPMENT COLLATERAL 2002-VT1

                     ANNUAL OFFICER'S CERTIFICATE

                       COMPLIANCE WITH AGREEMENT

The undersigned certifies that he is an Executive Vice President of CIT Financial USA, Inc., a corporation organized under the laws of Delaware ("CFUSA"), and that as such he is duly authorized to execute and deliver this certificate on behalf of CFUSA in connection with a Pooling and Servicing Agreement dated as of April 1, 2002, as Servicer, NCT Funding Company, L.L.C., as Depositor, and CIT Equipment Collateral 2002-VT1, as Issuer (the "Agreement"). All capitalized terms used herein without definition having the respective meanings specified in the Agreement. The undersigned further certifies to the Trustees and Rating Agencies that a review of the activities of CFUSA during the 2002 calendar year and of its performance under the Agreement has been made under his supervision and to the best of his knowledge, based on such review, CFUSA has fulfilled its obligations under the Agreement during the 2002 calendar year.

IN WITNESS WHEREOF, I have affixed hereto my signature this 10th day of February 2003.

                                  CIT FINANCIAL USA, INC., as Servicer

                                  /s/ William L. Schumm
                                  ------------------------------------
                                  Name:  William L. Schumm
                                  Title: Executive Vice President